Exhibit (a)(2)

AMENDMENT NO. 1 DATED AS OF JUNE 24, 2010 TO

DECLARATION OF TRUST

WHEREAS, HighMark Funds (the “Trust”) was established as a Massachusetts business trust by the Declaration of Trust dated March 10, 1987, as amended through March 18, 2010 (the “Declaration of Trust”);

WHEREAS, the trustees of the Trust (the “Trustees”) have determined that the Declaration of Trust should be amended as hereinafter set forth;

NOW, THEREFORE, IT IS agreed as follows:

1. Amendment to the Declaration of Trust. Paragraph B of Section 10.3 of the Declaration of Trust is hereby amended to read in its entirety as follows:

“B. Without the vote of a majority of the outstanding Shares of any series of the Trust (unless Shareholder approval is otherwise required by applicable law), the Trustees may sell and convert into money all the assets belonging to such series. Upon making provision for the payment of all outstanding obligations, taxes, and other liabilities, accrued or contingent, of the series, the Trustees shall distribute the remaining assets belonging to such series ratably among the holders of the outstanding Shares of the series.”

2. Defined Terms; Confirmation of Other Terms of the Declaration of Trust. Any capitalized or other term used herein and not defined herein and which is defined in the Declaration of Trust, shall have the meaning assigned to it in the Declaration of Trust. The Declaration of Trust, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3. Effective Date. This Amendment shall be effective as of the date first written above; provided, however, that with respect to each series of the Trust organized prior to the date first written above, this Amendment shall be effective with respect to such series only upon the affirmative vote of the holders of not less than a majority of the outstanding Shares of such series (or upon any larger vote as may be required by any provisions of applicable law).

4. Counterparts. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

/S/ EARLE A. MALM II
Earle A. Malm II, Trustee

/S/ DAVID E. BENKERT
David E. Benkert, Trustee

/S/ THOMAS L. BRAJE
Thomas L. Braje, Trustee

/S/ DAVID A. GOLDFARB
David A. Goldfarb, Trustee

/S/ EVELYN S. DILSAVER
Evelyn S. Dilsaver, Trustee

/S/ ROBERT M. WHITLER
Robert M. Whitler, Trustee